December 29, 2011

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N.W.
Washington, DC  20549

RE:          Giordano Investment Trust
Commission File Number 811-21789

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by management of the Giordano Fund in Sub-Item 77-K on Form N-SAR dated December 29, 2011 and captioned "Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review."

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form N-SAR.

Sincerely,

BBD, LLP